Exhibit 21.1

Subsidiaries of Long-e International, Inc.

Long-e International Group Co., Ltd. (British Virgin Islands)

Agilon Science and Technology (Shenzhen) Co., Ltd. (Shenzhen, People’s Republic of China) (now known as Long-e Technology (Shenzhen) Co., Ltd. pursuant to a name change request approved by appropriate PRC governmental authorities as of March 16, 2007)